Exhibit 16.1

March 24, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the statements made by Puma Biotechnology, Inc., which we understand will be filed on the date hereof with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ PKF, LLP
PKF, LLP (formerly PKF Certified Public Accountants A Professional Corporation)